VistaGen Therapeutics’ Largest Stockholder Signs
 6-Month Lock-Up Agreement

SOUTH SAN FRANCISCO, CA -- (Marketwired – May 1, 2017) -- VistaGen Therapeutics Inc. (NASDAQ: VTGN), a clinical-stage biopharmaceutical company focused on developing new generation medicines for depression and other central nervous system (CNS) disorders, announced today that its largest institutional stockholder, holding both common stock and substantially all (99.3%) of the Company’s outstanding preferred stock, entered into a 6-month lock-up agreement. Under the agreement, the stockholder and its affiliates agreed to not enter into any transaction involving the Company's securities during the term of the agreement, which runs through late-October 2017 and covers approximately 36% of the Company’s issued and outstanding equity securities on an as converted basis.

About VistaGen
VistaGen Therapeutics, Inc. (NASDAQ: VTGN), is a clinical-stage biopharmaceutical company focused on developing new generation medicines for depression and other central nervous system (CNS) disorders. VistaGen's lead CNS product candidate, AV-101, is in Phase 2 development as a new generation oral antidepressant drug candidate for major depressive disorder (MDD). AV-101's mechanism of action is fundamentally differentiated from all FDA-approved antidepressants and atypical antipsychotics used adjunctively to treat MDD, with potential to drive a paradigm shift towards a new generation of safer and faster-acting antidepressants. AV-101 is currently being evaluated by the U.S. National Institute of Mental Health (NIMH) in a Phase 2 monotherapy study in MDD being fully funded by the NIMH and conducted by Dr. Carlos Zarate Jr., Chief, Section on the Neurobiology and Treatment of Mood Disorders and Chief of Experimental Therapeutics and Pathophysiology Branch at the NIMH. VistaGen is preparing to launch a 180-patient Phase 2 study of AV-101 as an adjunctive treatment for MDD patients with inadequate response to standard, FDA-approved antidepressants. Dr. Maurizio Fava of Harvard University will be the Principal Investigator of the Company's Phase 2 adjunctive treatment study. AV-101 may also have the potential to treat multiple CNS disorders and neurodegenerative diseases in addition to MDD, including chronic neuropathic pain, epilepsy, and symptoms of Parkinson's disease and Huntington's disease, where modulation of the NMDAR, AMPA pathway and/or key active metabolites of AV-101 may achieve therapeutic benefit.

VistaStem Therapeutics is VistaGen's wholly owned subsidiary focused on applying human pluripotent stem cell technology, internally and with collaborators, to discover, rescue, develop and commercialize proprietary new chemical entities (NCEs), including small molecule NCEs with regenerative potential, for CNS and other diseases, and cellular therapies involving stem cell-derived blood, cartilage, heart and liver cells. In December 2016, VistaGen exclusively sublicensed to BlueRock Therapeutics LP, a next generation regenerative medicine company established by Bayer AG and Versant Ventures, rights to certain proprietary technologies relating to the production of cardiac stem cells for the treatment of heart disease.

For more information, please visit www.vistagen.com and connect with VistaGen on Twitter, LinkedIn and Facebook.

Forward-Looking Statements
The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to the successful launch, continuation and results of the NIMH's Phase 2 (monotherapy) and/or the Company's planned Phase 2 (adjunctive therapy) clinical studies of AV-101 in MDD, and other CNS diseases and disorders, protection of its intellectual property, and the availability of substantial additional capital to support its operations, including the Phase 2 clinical development activities described above. These and other risks and uncertainties are identified and described in more detail in VistaGen's filings with the Securities and Exchange Commission (SEC). These filings are available on the SEC's website at www.sec.gov. VistaGen undertakes no obligation to publicly update or revise any forward-looking statements.

Company Contact:
Mark A. McPartland
VistaGen Therapeutics Inc.
Phone: +1 (650) 577-3600
Email: IR@vistagen.com